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                            MORGAN STANLEY GROUP INC.                 Exhibit 11
                       COMPUTATION OF EARNINGS PER SHARE
                        (IN MILLIONS, EXCEPT SHARE DATA)
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                                                         YEAR ENDED     YEAR ENDED      YEAR ENDED
                                                         JANUARY 31,    JANUARY 31,     JANUARY 31,
                                                            1995           1994            1993
                                                         ----------     ----------      ----------
PRIMARY:
Common stock and common stock equivalents:
     Average common shares outstanding                   76,988,251     74,643,452      76,124,581
     Average common shares issuable
        under employee benefit plans                      1,908,357      1,564,836       1,999,219
                                                         ----------     ----------      ----------

            Total average common and common
                equivalent shares outstanding            78,896,608     76,208,288      78,123,800
                                                         ==========     ==========      ==========

Earnings:                                                      $395           $786            $510
     Net income
     Less:  Preferred stock dividend
        requirements                                             65             55              49
                                                         ----------     ----------      ----------

        Earnings applicable to common shares                   $330           $731            $461
                                                         ==========     ==========      ==========

Primary earnings per share                                    $4.18          $9.59           $5.90
                                                         ==========     ==========      ==========


FULLY DILUTED:

Common stock and common stock equivalents:
     Average common shares outstanding                   76,988,251     74,643,452      76,124,581
     Average common shares issuable
        under employee benefit plans                      1,908,357      1,719,887       2,024,054
Common shares issuable upon conversion
        of preferred stock                                3,808,874      3,834,109       3,811,270
                                                         ----------     ----------      ----------


            Total average common and common
                equivalent shares outstanding            82,705,482     80,197,448      81,959,905
                                                         ==========     ==========      ==========


Earnings:                                                      $395           $786            $510
     Net income
     Less:  Preferred stock dividend
        requirements                                             62             51              42
                                                         ----------     ----------      ----------

        Earnings applicable to common shares                   $333           $735            $468
                                                         ==========     ==========      ==========

Fully diluted earnings per share                              $4.03          $9.16           $5.71
                                                         ==========     ==========      ==========
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